Prospectus Supplement No. 2	Filed Pursuant to Rule 424(b)(3)
(To prospectus supplement No. 1 dated October 5, 2017)	Registration No. 333-204811

BOXLIGHT, INC.

1,000,000 Shares of Class A Common Stock

This prospectus supplement no. 2, dated November 30, 2017, supplements prospectus supplement no. 1 dated October 5, 2017 and the prospectus dated September 27, 2017 of Boxlight, Inc. (the “Company”), relating to the offering of up to 1,000,000 shares of Class A common stock of the Company at an initial offering price of $7.00 per share.

The offering was consummated on November 28, 2017 by the Company with Aegis Captal Corp, as the lead placement agent on a “best efforts” basis, without a firm commitment by the placement agent, who had no obligation or commitment to purchase any of the Company’s shares. You should read this prospectus supplement no. 2 in conjunction with prospectus supplement no. 1 and the prospectus. This prospectus supplement no. 2 is qualified by reference to prospectus supplement no. 1 and the prospectus, except to the extent that the information contained in this prospectus supplement no. 2 supersedes the information contained in prospectus supplement no. 1 and the prospectus. This prospectus supplement no. 2 is not complete without, and may not be utilized except in connection with, prospectus supplement no. 1, the prospectus, including any amendments or additional supplements thereto.

This prospectus supplement no. 2 is being filed to reflect on the prospectus cover page and under the section entitled “Plan of Distribution” on page 68 of the prospectus that there was a $60,500 increase in the accountable expense allowance provided to Aegis Capital Corp. from $84,500 to $145,000.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 11 OF THE PROSPECTUS FOR A DISCUSSION OF RISKS APPLICABLE TO US AND AN INVESTMENT IN OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is November 30, 2017.